EXHIBIT 16.1

December 19, 2005

U. S. Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

RE:	Las Vegas Resorts Corporation
SEC File #: 33-10513-LA
CIK #: 808011

Gentlemen:

On December 19, 2005, the registered independent certified public accounting firm of S. W. Hatfield, CPA received draft copy of a proposed filing of a Current Report on Form 8-K discussing a change in control of Las Vegas Resorts Corporation (SEC#33-10513-LA, CIK #808011) (Company) and our dismissal as auditors for the Company which is reported upon in Item 4.01 - Changes in Registrant’s Certifying Public Accountant.

We have no disagreements with the statements made in the draft Form 8-K, Item 4.01 disclosures which we read.

Yours truly,

/s/ S. W. Hatfield, CPA

S. W. Hatfield, CPA
Dallas, Texas